EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 194474) and related Prospectus of Accelerate Diagnostics, Inc. for the registration of subscription rights to purchase stock and shares of its common stock and to the incorporation by reference therein of our reports dated March 7, 2014, with respect to the financial statements of Accelerate Diagnostics, Inc., and the effectiveness of internal control over financial reporting of Accelerate Diagnostics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

April 4, 2014